Exhibit 10.2

AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment to Amended and Restated Employment Agreement is entered into as of July 2, 2013, by and between Restoration Hardware, Inc., a Delaware corporation, with a business address of 15 Koch Road, Suite J, Corte Madera, CA 94925 (the “Company”), and Carlos Alberini (the “Executive”).

INTRODUCTION

1. The Company and the Executive have entered into that certain Amended and Restated Employment Agreement (the “Amended Employment Agreement”), pursuant to which the Company employed the Executive as its Chief Executive Officer pursuant to the terms and conditions set forth therein.

2. The Company intends to appoint a Co-Chief Executive Officer, and the Company and Executive agree that Executive shall resume the title of Co-Chief Executive Officer, effective July 2, 2013.

AGREEMENT

In consideration of the premises and mutual promises herein below set forth, the parties hereby agree as follows:

1.	Section 1(a) of the Amended Employment Agreement is deleted in its entirety and replaced with the following:

Title; Duties; Board Membership. The Executive shall serve as Co-Chief Executive Officer of the Company, and the Executive hereby accepts such employment. The Executive shall report to the Company’s and Holding’s Chairman of the Board. The Executive shall serve as a member of the Company’s Board of Directors (the “Board”) and of Holdings’ Board of Directors and as Co-Chief Executive Officer of Holdings while the Executive serves as Co-Chief Executive Officer of the Company. The Executive agrees to perform his duties for the Company diligently, competently, and in a good faith manner.

2.	Section 5(g)(iv)(D) of the Amended Employment Agreement is deleted in its entirety and replaced with the following:

(D) removal of the Executive, or failure to cause the reappointment or nomination of the Executive, as the Co-Chief Executive Officer of the Company or as a member of the Board or of Holdings’ Board of Directors;

3.

The Executive and Company each hereby agrees that neither Executive’s reassignment to the role of Co-Chief Executive Officer nor any corresponding adjustments to his authority, duties, or responsibilities (i) shall constitute “Good Reason” for purposes of the Amended Employment Agreement or any similar provision in any other agreement applicable to the Executive, and (ii) notwithstanding anything in this Agreement, any award agreement, equity plan or other document to the contrary, Executive’s change in status shall not constitute a termination of Continuous Service (as such term is defined in the applicable award agreement and equity plan) with respect to any outstanding equity awarded to Executive or for purposes of the Repurchase Right provided therein (as such term is defined in the applicable award agreement and equity plan).”

4.	Restoration Hardware Holdings, Inc. has determined to amend the terms of certain stock option awards provided to Executive under the 2012 Stock Option Plan in connection with the repurchase dates applicable to the shares underlying such stock options and Executive wishes to consent and hereby does consent to such amendment. The amended option agreement form is attached hereto as Exhibit A.

IN WITNESS WHEREOF, the parties have executed this Amendment to Amended and Restated Employment Agreement as of the Effective Date.

RESTORATION HARDWARE, INC., a Delaware corporation

By:

CARLOS ALBERINI

Acknowledged and Agreed:

RESTORATION HARDWARE HOLDINGS, INC., a Delaware corporation

By:

2

Exhibit A